Exhibit 99.1

EVERTEC, LLC CHANGES NAME TO EVERTEC GROUP, LLC

SAN JUAN, PUERTO RICO – September 19, 2012 – EVERTEC, LLC today announced that it has changed its name to EVERTEC Group, LLC. The name change is part of an internal corporate reorganization that includes reducing the number of subsidiaries and adding the EVERTEC name to other legal entities in the EVERTEC Group, LLC corporate family. EVERTEC Group, LLC, together with its wholly owned subsidiary, EVERTEC Finance Corp., are co-issuers of $250.5 million aggregate principal amount of 11% Senior Notes due 2018.

About EVERTEC Group, LLC

EVERTEC Group, LLC (“EVERTEC”) and its subsidiaries are a diversified processing business, offering transaction and payment processing services, merchant acquiring services, and business process management solutions in Puerto Rico and certain countries throughout the Caribbean and Latin America. EVERTEC owns and operates the ATH network, the leading debit payment and automated teller machine (“ATM”) network in Puerto Rico. EVERTEC’s products and services include point-of-sale processing, network and switch services, ATM driving services, core bank processing, business process outsourcing solutions, technology infrastructure management, and merchant acquiring services. Headquartered in San Juan, Puerto Rico, EVERTEC has approximately 1,500 employees in seven countries throughout the Caribbean and Latin America. EVERTEC is 51% owned by an affiliate of Apollo Global Management, LLC, a leading private equity and capital markets investor, and 49% owned by Popular, Inc., the largest financial institution in Puerto Rico and the Caribbean. For more information about EVERTEC, please visit www.evertecinc.com

Investor Contacts:

Juan J. Román, CPA Executive Vice President and Chief Financial Officer (787) 759-9999, ext 4895 jjroman@evertecinc.com	Luis M. Cabrera Senior Vice President – Treasurer Head of Investor Relations & Corporate Development (787) 759-9999, ext 3897 luiscabrera@evertecinc.com

Media Contact:

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 759-9999, ext 4805

wabetancourt@evertecinc.com